Exhibit 1
Agrium Extends Tender Offer for UAP and Withdraws Hart-Scott-Rodino Pre-Merger Notification
March 14, 2008 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that it extended its previously announced tender offer for all of the common stock of UAP Holding Corp. (NASDAQ: UAPH) until 12:00 midnight, New York City time, on Wednesday, April 30, 2008. The tender offer was previously set to expire today at midnight, New York City time.
Agrium extended the offer because all of the conditions to completion of the offer have not yet been satisfied. In particular, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the HSR Act) has not yet expired or been terminated. As of 5:00 p.m., New York City time, on March 13, 2008, approximately 31.34 million shares of common stock of UAP had been tendered in and not withdrawn from the offer.
In addition, Agrium announced that it intends to voluntarily withdraw its notification and report form from the Federal Trade Commission (FTC) later today. As a result of informal discussions between Agrium and the staff (Staff) of the FTC since the original filing of its notification and report form, Agrium believes that Staff’s concerns are limited to approximately a dozen UAP stores (out of a total of approximately 370 stores). Agrium plans to work with Staff in an attempt to further reduce or eliminate the stores of concern.
Agrium plans to re-file its notification and report form when it believes that Staff’s remaining competitive concerns have been fully addressed or remedied.
Agrium remains highly confident of a successful close to the transaction. Agrium believes that the closing of the transaction will occur by early summer of 2008.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.

ADVISORY
This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Agrium or UAP.
THE TENDER OFFER IS BEING MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.
The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement are available to all stockholders of UAP, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Agrium with the SEC) and the Solicitation/Recommendation Statement are also available for free at the SEC’s website at www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this press release because they contain important information.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Reform Act of 1995. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. These risk factors relative to these statements include: that the transaction may not be timely completed, success in achieving anticipated synergies and accretion, reliance on UAP’s publicly available information, success in integrating the retail distribution systems, and the integration of supply chain management processes, as well as other risk factors listed from time to time in Agrium’s reports and comprehensive public disclosure documents including Agrium’s Annual Information Form, and in other Agrium filings with securities commissions in Canada (on SEDAR at www.sedar.com) and the United States (on EDGAR at www.sec.gov).

FOR FURTHER INFORMATION:
Agrium Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357

Ashley Harris, Manager, Investor Relations
(403) 225-7437

Contact us at: www.agrium.com